Exhibit 10.1
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (hereinafter, the “Agreement”) is made and entered by and between DEFI DEVELOPMENT CORP. (formerly JANOVER, INC.), a Delaware corporation, on behalf of itself, its subsidiaries and affiliates (collectively, the “Company”), on the one hand, and BLAKE JANOVER, on behalf of himself and his heirs, executors, administrators, representatives, agents, successors and assigns (collectively, “Janover”), on the other. Each of Janover and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:
WHEREAS, Janover and the Company are parties to an Employment Agreement dated October 10, 2022 (referred to herein as the “Employment Agreement”);

WHEREAS, Janover and the Company have agreed that Janover’s last date of employment with the Company will be March 31, 2026 (referred to herein as the “Separation Date”);

WHEREAS, Janover and the Company entered into that certain Restricted Stock Unit Agreement, dated April 9, 2025 (“RSU Agreement”), pursuant to which Janover was granted 10,000 restricted stock units (“RSUs”) in the Company under the Janover, Inc. 2023 Equity Incentive Plan (the “Plan”). Since the grant date, the Company approved a seven-for-one forward stock split of the Company’s common stock, and accordingly, the total number of RSUs granted to Janover equals 70,000. As of the Separation Date, all 70,000 RSUs will remain unvested (the “Unvested RSUs”), and, subject to the terms and conditions of this Agreement, the Company has agreed to accelerate vesting of all Unvested RSUs as of the Effective Date (as defined below); and

WHEREAS, Janover and the Company have agreed to the following terms in connection with his separation from the Company.

NOW THEREFORE, in consideration of the promises, representations and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, Janover and the Company agree as follows:

1.Incorporation of Recitals:
The foregoing recitals are true, accurate, material covenants and are hereby incorporated in this Agreement as if fully rewritten in their entirety.
2.Final Wages and Separation Payment:
(a)Separation Amount. In return for Janover’s promises, obligations, acknowledgements, agreements, warranties and representations as set forth in this Agreement, the Company shall pay Janover the following:

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(i)a lump sum payment of $692,500 (the “Separation Amount”), less all applicable withholdings, deductions and taxes as required by law, which payment shall be reported on IRS Form W-2; plus
(ii)70,000 outstanding Unvested RSUs as of the Separation Date shall become fully vested (the “RSU Acceleration”). The shares of the Company’s common stock (“Common Stock”) issuable under the RSUs have been registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission and are freely tradable, subject to compliance with applicable securities laws. The Company and Janover agree to execute any additional documents necessary related to the RSU Acceleration.
(iii)    Provided Janover does not revoke the Agreement within the Revocation Period (as defined in Section 15 below), the Company shall (x) pay the Separation Amount in a lump sum no later than ten (10) days following the Effective Date (as defined in Section 15 below) and (y) issue the shares of Common Stock that vest pursuant to the RSU Acceleration on the first business day following the Effective Date.
(iv)    Janover understands, acknowledges and agrees that the Separation Amount will be paid by the Company provided: (a) Janover is not in breach of any term, condition, warranty, representation, covenant or provision of this Agreement, (b) Janover returns a signed and dated copy of this Agreement to the Company; and (c) Janover does not revoke the Agreement within the Revocation Period described in Section 15 below. The Company and Janover agree that the Separation Amount is not an entitlement and shall serve as good and sufficient consideration for the release set forth in Section 3 of this Agreement, his obligations set forth in Sections 9 and 10 (including any subparts) of this Agreement, and the other obligations and covenants Janover has agreed to in this Agreement. The Company agrees it will not seek to clawback the Separation Amount or any of the RSUs and that no such clawbacks are permitted.
(b)Accrued Rights. The Company acknowledges and agrees that, separate from the Separation Amount and the RSU Acceleration, Janover is entitled to receive (i) his base salary earned through the date of termination that remains unpaid as of the date of Separation Date, and (ii) such other benefits, if any, to which Janover may be entitled under the Company’s benefit plans other than the Plan as of the Separation Date, which benefits shall be payable in accordance with the terms of such benefits plans. The foregoing payments may be reduced to reflect all applicable withholdings, deductions and taxes as required by law.
3.Mutual Release of Claims and Covenant Not to Sue:
(a)Janover hereby releases, acquits and forever discharges the Company and its affiliates, officers, directors and shareholders (collectively, the “Releasees”) of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, which may exist as of the date of this Agreement, including but not limited to any and all claims arising out of or related to Janover’s employment with the Company and the termination thereof; any and all claims arising under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964 (Title VII), the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans with Disabilities Act (ADA), the

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Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Florida Civil Rights Act, the Florida Minimum Wage Act, the Florida Whistleblower Act, the retaliation provision of the Florida Workers’ Compensation Act, or Florida’s general labor regulations, and claims for discrimination, harassment, retaliation, breach of contract, promissory estoppel, fraud, negligent misrepresentation, defamation, invasion of privacy, negligence, intentional or negligent infliction of emotional distress, wages, employee benefits, punitive damages, or attorney’s fees and costs, and any and all other claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract, or tort law, rule, regulation, order or decision, or the statutory, administrative, or common law of the United States. This release excludes any claims or rights that cannot be waived or released by law. The Company hereby releases, acquits and forever discharges Janover of and from any and all claims, liability, lawsuits, demands, actions (administrative, contracted or otherwise), grievances, loss, damage and causes of action of any kind or nature whatsoever, known or unknown, anticipated or unanticipated, past or present, which may exist as of the date of this Agreement.
(b)With the exception of those matters referred to in Section 4 below, Janover promises never to file a claim, lawsuit, demand, action, class action, grievance, representative action, or otherwise assert any claims that are released in this Section 3 (and its subparts) of this Agreement. In addition, Janover shall not sue or initiate against any of the Releasees any compliance review, action, grievance, arbitration or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the claims released in this Agreement.
(c)Each Party represents and warrants to the other Party that such Party has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the other Party and that, to the best of such Party’s knowledge, such Party possesses no such claims.
4.Exclusions from Release and Non-Interference:
Janover acknowledges and agrees that excluded from the release in this Agreement are claims that, by law, cannot be released by a written agreement, and the following: (a) unemployment compensation claims; (b) workers’ compensation claims; (c) claims arising after the date he executes this Agreement; (d) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Janover signs this Agreement; and (e) compensation or benefits owed to Janover under this Agreement. Janover acknowledges and agrees that nothing in this Agreement (including, but not limited to, provisions regarding the release of claims and covenant not to sue (Section 3), non-disparagement (Section 7), confidentiality and non-disclosure (Section 9) and cooperation (Section 12(b)): (i) prevents Janover from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the EEOC, the NLRB, the Securities and Exchange Commission (“SEC”) (including communicating directly with the staff of the SEC about a possible securities law violation), law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration; (ii) prevents Janover from exercising his rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; or (iii) waives Janover’s right to testify in an administrative, legislative, or

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judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or on the part of the agents or employees of the Company, when Janover has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Janover acknowledges and agrees that by signing this Agreement he is waiving his right to recover any individual relief (including, but not limited to, backpay, front pay, reinstatement, punitive damages, emotional distress damages, economic damages, attorney’s fees, or other legal or equitable relief) in any charge, complaint, arbitration, lawsuit or other proceeding brought by Janover himself or on Janover’s behalf by any third party, except for any right Janover may have to receive a payment from a government agency (and not Releasees) for information provided to the government agency.
5.Non-Admission of Liability:
Each Party acknowledges and agrees that this Agreement shall not be construed as an admission by the other Party of any acts or conduct. Janover and the Company understand, acknowledge and agree that neither this Agreement nor the furnishing of consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission of liability or responsibility by the Parties for any wrongdoing of any kind, with any wrongdoing being expressly denied herein by the Parties.
6.Indemnification:
The Company agrees that the indemnification provisions contained in Section 18 of the Employment Agreement survive the termination of Janover’s employment.
7.Mutual Non-Disparagement:
Janover further agrees to refrain from criticizing or disparaging the Releasees. The Company agrees that it will instruct its officers and directors not to criticize or disparage Janover. Nothing in this Section 7 shall preclude Janover from filing any charges or participating in investigations as discussed in Section 4 of this Agreement.
8.Voluntary Resignation:
Janover acknowledges that his separation from the Company was voluntary. Janover acknowledges, understands and agrees that his departure from the Company was without duress or coercion.
9.Confidentiality and Non-Disclosure:
Janover acknowledges and agrees that during the course of his employment he was provided and given access to Confidential Information of the Company, as defined in Section 11 of the Employment Agreement, and the protections of which expressly survive the termination of his employment. Nothing in this Agreement prohibits Janover from reporting an event that Janover reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or Department of Labor), from communicating

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directly with the staff of the SEC about a possible securities law violation, or from cooperating in an investigation conducted by such a government agency.
10.Restrictive Covenants:
The Company and Janover acknowledge and agree that the provisions above, standing alone, are insufficient to protect the Company’s legitimate business interests since some activities would, unavoidably and by their nature, compromise the Confidential Information (regardless of intent) of the Company; jeopardize the Company’s competitive advantage and/or cause irreparable harm to the Company and/or its business relationships and/or their goodwill. In consideration of the mutual promises and obligations under this Agreement and the Employment Agreement, the sufficiency of which is hereby acknowledged by Janover and the Company, Janover and the Company hereby agree to the survival and continued enforcement of the “Restricted Activities” delineated in Section 9(a) of the Employment Agreement; provided however, that the Company agrees to a modification of the Restricted Activities as described herein:
Section 9(a) of the Employment Agreement is hereby amended and restated as follows: The terms “Competing Business” means any business engaged in a digital asset treasury strategy business of Solana. For the avoidance of doubt, Janover is permitted to engage in the legacy business of the Company, including but not limited to insurance, financial services, mortgages (including multifamily and commercial), commercial real estate, small business lending, advisory, software as a service and any other business that is not a Solana digital asset treasury strategy business.
The Company agrees Janover shall be released from all restrictions pursuant to Section 9(b) of the Employment Agreement as of the Separation Date, and the Company hereby waives any rights under Section 9(b) of the Employment Agreement.
11.Governing Law/Venue:
This Agreement will be interpreted and enforced in accordance with the laws of the State of Florida without regard to its conflict of law provisions or the conflict of law provisions of any other jurisdiction which would cause the application of any law other than that of the State of Florida. Each Party irrevocably agrees that any claim, legal action, suit or proceeding arising out of, relating to or in connection with: (a) this Agreement; (b) Janover’s employment with the Company; (c) the Employment Agreement; and/or (d) Janover’s relationship with the Company, shall be brought exclusively in the United States District Court for the Southern District of Florida and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, relating to or in connection with Janover’s employment with the Company, Janover’s separation from employment, the Employment Agreement, the RSU Agreement, or this Agreement.
12.Additional Terms:

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(a)Janover acknowledges and agrees that his promises, obligations, covenants, warranties, and representations under this Agreement shall remain binding upon him upon any assignment by the Company, including, without limitation, by asset assignment, equity or stock sale, merger, consolidation, or other corporate reorganization or transaction. Janover understands, acknowledges, and agrees that all of Janover’s promises, obligations, covenants, warranties, and representations under this Agreement, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by the Company or its subsidiaries, affiliates, successors, and/or assigns. Janover further acknowledges and agrees that Janover’s rights hereunder are personal and may not be assigned or transferred. The Parties understand and agree that this document may be used: (i) as defense to any lawsuit, claim, legal proceeding or action, (ii) as evidence in a subsequent proceeding to enforce the terms of this Agreement, or (iii) as evidence in a subsequent legal proceeding in which the Company or Janover allege a breach of this Agreement.
(b)Janover agrees to cooperate with the Company regarding any pending or subsequently filed litigation, claims or other disputes, regulatory matters and governmental investigations involving the Releasees that relate to matters within the knowledge or responsibility of Janover. Without limiting the foregoing, Janover agrees: (i) to meet with the Company’s representatives, their counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company prompt notice of contact by any adverse party or such adverse party’s representative, except as may be prohibited by law; (iv) to provide prompt notice to the Company of Janover’s receipt of any subpoena, discovery request, or other information request relating to the Company or any of the other Releasees; and (v) that before he responds to any subpoena, discovery request or other information request relating to the Company or any of the other Releasees, Janover will provide copies of the subpoena, discovery request or information request to the Company and afford the Company or any of the other Releasees an opportunity to object or to otherwise respond. The Company will reimburse Janover for reasonable expenses in connection with the cooperation described in this Section 12(b), including any of Janover’s attorneys’ fees, costs or expenses related to such cooperation. The Parties agree that this Section 12(b) does not apply to claims, lawsuits or litigation between Janover, on the one hand, and the Company, any of the other Releasees, on the other.
13.Construction of Agreement; Counterparts; Electronic Signature:
14.The provisions of this Agreement have been negotiated jointly and there shall be no presumption of construction against either Party. If a court of competent jurisdiction declares that any provision or term of this Agreement is void or invalid, only the specific term, condition, clause, or provision that is determined to be void or invalid shall be stricken from the Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Provided, however, if a court determines that any of the terms set forth in Sections 9 or 10 of this Agreement cannot be enforced as written, the Parties agree that a court shall enforce the restrictions to such lesser extent as is allowed by law and/or reform the part of the restriction to make it enforceable. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile,

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electronic mail, or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of facsimile, electronic mail, or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile, electronic mail, or comparable electronic transmission as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.
15.Entire Agreement:
This Agreement embodies the entire agreement of the Parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto. Janover and the Company acknowledge, understand and agree that any prior agreements (whether written or oral) between or directly involving Janover, on the one hand, and the Company, on the other, are superseded by this Agreement and are hereby null and void, except as otherwise expressly provided herein. The Parties agree that Sections 6 through 32, of the Employment Agreement, and as may have been amended in this Agreement, survive the termination of Janover’s employment; provided however that Sections 6(a), 6(b), and 6(e) shall not be effective and Janover is not required to return any property described in Section 6(f) of the Employment Agreement. Notwithstanding Janover’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Janover understands that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document that contains the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
16.Right to Legal Advice; ADEA Consideration Period:
This Agreement is intended to comply with the Older Workers Benefit Protection Act (OWBPA) for the release of claims under the Age Discrimination in Employment Act (ADEA). Janover acknowledges, agrees and understands that he is releasing all claims of discrimination relating to his age, including, without limitation, claims under the OWBPA, ADEA, or similar state law. Janover acknowledges and agrees that he has carefully read this Agreement and that he understands all of its terms including the full and final release of claims set forth above in Section 3 hereof. Janover further acknowledges and agrees: (1) that he has read this Agreement,

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understands its terms, and enters it voluntarily and without duress or coercion; (2) that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (3) that the only consideration for signing this Agreement is set forth herein; (4) that the consideration received for executing this Agreement is good and sufficient consideration, greater than that to which Janover may otherwise be entitled; (5) that this Agreement advises, encourages, and gives him the opportunity to consult with an attorney before signing this Agreement; (6) that he is hereby advised to consult with an attorney prior to signing this Agreement; (7) that he has been given a reasonable opportunity to review and ask questions about this Agreement, the Employment Agreement and the RSU Agreement before signing this Agreement; (8) that he has not been asked by the Company to shorten his time-period for consideration of whether to sign this Agreement; (9) that the Company has not threatened to withdraw or alter the benefits due to Janover prior to the expiration of the twenty-one (21) day consideration period; and (10) that the Company has not provided different terms to Janover because he decided to sign this Agreement, prior to the expiration of the twenty-one (21) day consideration period.
In addition, Janover acknowledges, agrees and understands that he has been given at least twenty-one (21) calendar days to review and consider the Agreement and that if he signs this Agreement before twenty-one (21) calendar days have passed, he does so of his own free choice. Janover and the Company further understand, agree and acknowledge that any changes made to this Agreement, whether material or immaterial, do not restart the twenty-one (21) calendar day consideration period.
Further, Janover acknowledges, agrees and understands that he has a period of seven (7) calendar days, beginning on the day in which he signs this Agreement (the “Revocation Period”), during which he may revoke this Agreement by submitting a written statement to that effect to Fei (John) Han, Chief Financial Officer of the Company, at john@defidevcorp.com. Janover acknowledges, understands and agrees that to be effective, this written revocation must be delivered before the 8th calendar day following the date on which he signs this Agreement. Janover acknowledges, understands and agrees that this Agreement will become effective and binding immediately upon the 8th calendar day following the date Janover signs the Agreement (the “Effective Date”), provided he does not revoke it within the Revocation Period.
Janover acknowledges, understands and agrees that the Company’s obligation to provide the Separation Amount set forth in Section 2, as well as the Company’s remaining obligations under this Agreement are contingent upon his signing this Agreement, returning the Agreement to the Company and the expiration of the Revocation Period without Janover revoking the Agreement. Janover acknowledges, understands and agrees that should he revoke this Agreement within the Revocation Period he will not be eligible for or entitled to any of the benefits under this Agreement, including, but not limited to, the Separation Amount or any other benefits under this Agreement.
JANOVER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW JANOVER IS GIVING UP CERTAIN

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RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 3 OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. JANOVER ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED, COERCED, SUBJECTED TO DURESS OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND HE AGREES TO ALL OF ITS TERMS VOLUNTARILY. JANOVER ACKNOWLEDGES THAT HE HAS BEEN GIVEN A REASONABLE OPPORTUNITY TO ASK QUESTIONS REGARDING THIS AGREEMENT.

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IN WITNESS WHEREOF, the individuals set forth below hereby do execute this Confidential Separation Agreement.
/s/ Blake Janover
Blake Janover
Date: April 1, 2026

DEFI DEVELOPMENT CORP. (formerly JANOVER, INC.)

By:    /s/ Fei (John) Han
Name:    John (Fei) Han
Title:    Chief Financial Officer
Date:    April 1, 2026

    10
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